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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                           ________________________



                                   FORM 8-K

                                CURRENT REPORT



                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported)
                               December 11, 1997



                                FMC CORPORATION
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)



            Delaware                  1-2376            94-0479804
   ----------------------------     ------------     -------------------
   (State or other jurisdiction     (Commission      (I.R.S. Employer
      of incorporation)             File Number)     Identification No.)



             200 East Randolph Drive, Chicago, Illinois     60601
            ------------------------------------------------------
             (Address of principal executive offices)    Zip Code)



                                (312) 861-6000
                        ------------------------------
                        Registrant's telephone number,
                              including area code
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Item 5.  Other Events

On December 11, 1997, FMC Corporation issued the following release:

FMC ANNOUNCES LOWER EXPECTATIONS FOR FOURTH QUARTER, REPORTS INCREASED GAIN ON DEFENSE SALE AND DETAILS PLANS FOR CHARGES IN QUARTER

Chicago, December 11, 1997 -- FMC Corporation today announced that it expects fourth quarter earnings from continuing operations, before asset impairments and other charges, to be below expectations at $0.45 to $0.55 per share. Market weakness in some specific agricultural products and industrial chemicals markets, a strike at a major hydrogen peroxide customer, and continuing start-up problems at the Authority herbicide plant account for the shortfall.

FMC also announced that the pre-tax gain from the sale of United Defense is $318 million, or $180 million after taxes, up from the earlier pre-tax estimate of approximately $300 million.

In addition, the company announced plans to take charges of $265 million before taxes, or $181 million after taxes, for continuing operations, covering fourth quarter events that include asset impairments and restructuring costs for certain businesses. FMC also plans to take an additional charge of $45 million, or $27 million after taxes, for environmental costs at discontinued operations.

"Results for the quarter are disappointing, but represent an operational setback, not a change, to our long-term potential," said Robert N. Burt, FMC chairman and chief executive. "Although weak market conditions in Industrial Chemicals will persist in 1998, we expect a strong rebound in agricultural products and continued growth over 1997's record performance in Machinery and Equipment. Based on these business expectations and the impact of the charges, we are comfortable with consensus earnings expectations for 1998. We continue to believe FMC stock is an excellent investment and will continue our stock repurchase program at planned levels."

Fourth Quarter Shortfalls
-------------------------

Lower expected results from agricultural products reflect sales shortfalls in Southeast Asia and Brazil, the manufacturing variances associated with decreases in production to adjust inventory levels to compensate for these sales shortfalls and those in the cotton pyrethroid market, as well as continuing higher costs at the Authority herbicide plant, pending a major process change planned in February.

The shortfall in Industrial Chemicals is the result of lower prices in phosphorus chemicals, sodium cyanide and hydrogen peroxide, as well as a strike at a major hydrogen peroxide customer. Hydrogen peroxide prices continue to fall to more competitive rates as higher-priced, multi-year contracts are renewed. Hydrogen peroxide volumes also are lower than expected, based on reduced demand from Canadian pulp markets, as well as the strike. Phosphorus chemicals prices are down, reflecting increased international competition, driven by a strong dollar. In addition, the precipitous decline in gold prices and resulting mining activity is putting pressure on margins in the sodium cyanide business.

Asset Impairments and Other Charges
-----------------------------------

Charges of $265 million before taxes associated with continuing operations include asset impairments of $229 million, primarily relating to the phosphorus chemicals and process additives businesses, as well as $36 million to cover cost reduction and restructuring activities at several businesses, including the agricultural products organization.

In the phosphorus chemicals business, asset impairments of $120 million before taxes are based on recently increased environmental capital costs estimates and difficult market conditions resulting from increased international competition. Based on an agreement being negotiated with the U.S. government, these increased capital costs include environmental projects to reduce air emissions and meet waste handling and waste pond treatment requirements at our Pocatello, Idaho, facility.
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In the process additives business, asset impairments of $46 million before taxes reflect lower prices due to increased market competition in the flame retardant and water treatment businesses, as well as the strength of the British pound, which is expected to result in lower margins for the business.

Additional asset impairments of $63 million before taxes primarily relate to a partial re-engineering of the Authority herbicide plant and the write-off of certain impaired assets at both the lithium facility in North Carolina and at the food ingredients facility in Ireland.

Environmental charges of $45 million before taxes provide for required remediation efforts at a number of smaller, previously discontinued sites.

FMC Corporation is one of the world's leading producers of chemicals and machinery for industry and agriculture. FMC employs approximately 17,000 people at 100 manufacturing facilities and mines in 22 countries. The company divides its businesses into three major segments: Performance Chemicals, Industrial Chemicals and Machinery and Equipment.

Safe Harbor Statement under the Private Securities Litigation Act of 1995:
Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors identified above and in the corporation's Form 10-K report and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. The corporation does not intend to update this information and disclaims any legal liability to the contrary.
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                            SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                            FMC CORPORATION


                            By /S/ J. Paul McGrath
                              ------------------------------
                              J. Paul McGrath
                              Senior vice president, general
                               counsel and secretary



Date December 11, 1997